Exhibit I

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HDFC Bank Limited:

     We have reviewed the accompanying condensed balance sheets of HDFC Bank Limited (the “Bank”) as of March 31 and September 30, 2004, and the related condensed statements of income, shareholders’ equity and cash flows for each of the six month periods ended September 30, 2003 and 2004. These financial statements are the responsibility of the Bank’s Management.

     We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

     We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of the Bank as of March 31, 2004 and the related statements of income, shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated April 16, 2004, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of March 31, 2004 is fairly stated, in all material respects in relation to the balance sheet from which it has been derived.

     As described in the notes to the condensed financial statements, these financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which differ in certain material respects from accounting principles generally accepted for banks in India, which form the basis of the Bank’s general purpose financial statements.

     Our review also comprehended the translation of Indian rupee amounts into U.S. dollar amounts and, such translation has been made in conformity with the basis stated in Note 1 (e). Such U.S. dollar amounts are presented solely for the convenience of readers in the United States of America.

/s/ DELOITTE HASKINS & SELLS

CHARTERED ACCOUNTANTS

Mumbai, India

November 25, 2004

HDFC Bank Limited
Condensed Balance Sheets
As of March 31, 2004 and September 30, 2004
(Unaudited)

	As of
	March 31,		September 30,		September 30,
	2004		2004		2004
	(In millions)
ASSETS:
Cash and cash equivalents	Rs.	33,010.4	Rs.	19,688.2	US$	428.8
Term placements		3,565.2		3,053.9		66.5
Investments held for trading, at market		6,233.8		3,053.0		66.5
Investments available for sale, at market		133,274.6		167,692.7		3,652.6
Investments, held to maturity, at amortized cost		36,368.4		—		—
Securities purchased under agreement to resell		19,950.0		15,251.0		332.2
Loans, net		177,681.1		210,666.0		4,588.7
Other assets		16,752.1		19,674.3		428.5

Total assets	Rs.	426,835.6	Rs.	439,079.1	US$	9,563.8

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities
Interest-bearing deposits	Rs.	215,710.8	Rs.	258,240.8	US$	5,624.9
Non-interest bearing deposits		88,351.2		76,417.1		1,664.5

Total deposits		304,062.0		334,657.9		7,289.4
Short-term borrowings		24,064.2		30,701.9		668.7
Long-term debt		6,086.0		5,043.4		109.9
Accrued expenses and other liabilities		61,407.6		36,220.1		788.9

Total liabilities(A)		395,619.8		406,623.3		8,856.9

Shareholders’ equity:
Equity shares: par value — Rs.10 each
Authorized 450,000,000 shares; issued and outstanding 282,844,438 shares and 286,232,913 shares		2,828.4		2,862.3		62.3
Additional paid in capital		12,527.3		13,112.6		285.6
Advance received pending allotment of shares		125.5		64.9		1.4
Retained earnings		9,057.1		10,374.6		226.0
Statutory reserve		4,523.7		5,254.4		114.5
Deferred stock based compensation		(374.6)		(114.3)		(2.5)
Accumulated other comprehensive income		2,528.4		901.3		19.6

Total shareholders’ equity (B)		31,215.8		32,455.8		706.9

Total liabilities and shareholders’ equity (A+B)	Rs.	426,835.6	Rs.	439,079.1	US$	9,563.8

See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Income
For each of the six month periods ended September 30, 2003 and 2004
(Unaudited)

	Six months ended September 30,
	2003		2004		2004
	(In millions)
Interest revenue, net:
Total interest revenue and dividend revenue	Rs.	12,010.9	Rs.	13,592.5	US$	296.1
Total interest expense		6,006.8		6,214.9		135.4

Net interest revenue		6,004.1		7,377.6		160.7
Allowance for credit losses, net		1,217.5		1,098.3		23.9

Net interest revenue after allowance for credit losses		4,786.6		6,279.3		136.8

Non-interest revenue, net:
Fees and commissions		1,325.4		2,806.3		61.1
Trading account gains / (losses), net		272.5		(3.4)		(0.1)
Realized gains/ (losses) on sales of AFS securities, net		372.8		(89.1)		(1.9)
Foreign exchange transactions		299.7		374.1		8.1
Derivative transactions		223.0		47.6		1.0
Other, net		5.4		473.0		10.4

Total non-interest revenue, net		2,498.8		3,608.5		78.6

Net revenue		7,285.4		9,887.8		215.4

Non-interest expenses:
Salaries and staff benefits		999.5		1,459.4		31.8
Premises and equipment		873.9		1,041.3		22.7
Depreciation and amortization		600.0		674.7		14.7
Administrative and other		1,367.2		1,880.2		40.9

Total non-interest expenses		3,840.6		5,055.6		110.1

Income before income tax		3,444.8		4,832.2		105.3
Income Tax		1,078.1		1,652.7		36.0

Net income	Rs.	2,366.7	Rs.	3,179.5	US$	. 69.3

Per share information:
Earnings per equity share — basic	Rs.	8.41	Rs.	11.16	US$	0.24
Earnings per equity share — diluted	Rs.	8.36	Rs.	11.11	US$	0.24
Earnings per ADS (where each ADS represents three equity shares) — basic	Rs.	25.23	Rs.	33.48	US$	0.72
Earnings per ADS — diluted	Rs.	25.08	Rs.	33.33	US$	0.72

See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Cash Flows
For each of the six month periods ended September 30, 2003 and 2004
(Unaudited)

	Six months ended September 30,
	2003		2004		2004
	(In millions)
Net cash provided by/(used) in operating activities	Rs.	(4,273.8)	Rs.	(18,719.8)	US$	(407.6)

Cash flows from investing activities:
Net change in term placements		2,426.7		511.3		11.1
Net change in securities		(19,185.9)		(508.3)		(11.1)
Net change in repos and reverse repos		(3,072.5)		4,699.0		102.4
Proceeds from loans securitized		—		17,581.1		382.9
Increase in loans originated, net of principal collections		(21,073.8)		(51,358.1)		(1,118.7)
Additions to property and equipment		(1,085.8)		(1,152.1)		(25.1)
Proceeds from sale or disposal of property and equipment		(8.6)		6.5		0.1

Net cash used in investing activities		(41,999.9)		(30,220.6)		(658.4)

Cash flows from financing activities:
Net increase in deposits		28,187.0		30,595.9		666.4
Net increase/ (decrease) in short-term borrowings		9,463.0		6,637.8		144.6
Repayment of long-term debt		(15.1)		(1,042.7)		(22.7)
Proceeds from issuance of equity shares and ADSs		72.7		493.7		10.7
Proceeds from applications received for shares pending allotment		—		64.9		1.4
Payment of dividends and dividend tax		(955.7)		(1,131.4)		(24.6)

Net cash provided by financing activities		36,751.9		35,618.2		775.8

Net change in cash		(9,521.8)		(13,322.2)		(290.2)
Cash and cash equivalents, beginning of the period		23,944.9		33,010.4		719.0

Cash and cash equivalents, end of period	Rs.	14,423.1	Rs.	19,688.2	US$	428.8

Supplementary cash flow information:
Interest paid	Rs.	8,433.5	Rs.	4,421.5	US$	96.3
Income taxes paid	Rs.	1,146.7	Rs.	1,691.0	US$	36.8

See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Shareholders’ Equity
For each of the six month periods ended September 30, 2003 and 2004
( Unaudited)

						Advance
						received								Accumulated
	Number	Equity		Additional		pending						Deferred		other		Total
	of equity	share		paid in		allotment		Retained		Statutory		stock based		comprehensive		Shareholders'
	shares	capital		capital		of shares		earnings		reserve		compensation		income (loss)		equity

	(In millions, except for equity shares)
Balance at April 1, 2003	279,718,938	Rs.	2,797.2	Rs.	11,758.9	Rs.	146.5	Rs.	6,532.1	Rs.	3,249.9	Rs.	(60.2)	Rs.	1,688.7	Rs.	26,113.1
Shares issued upon exercise of options	1,814,800		18.1		201.1		(146.5)		—		—		—		—		72.7
Dividends, including dividend tax	—		—		—		—		(955.7)		—		—		—		(955.7)
Amortization of deferred stock based compensation	—		—		—		—		—		—		31.5		—		31.5
Transfer to statutory reserve	—		—		—		—		(561.1)		561.1		—		—		—

Sub Total	281,533,738		2,815.3		11,960.0		—		5,015.3		3,811.0		(28.7)		1,688.7		25,261.6

Net income	—		—		—		—		2,366.7		—		—		—		2,366.7
Change in unrealized gain on available for sale securities, net	—		—		—		—		—		—		—		487.5		487.5

Comprehensive income	—		—		—		—		2,366.7		—		—		487.5		2,854.2

Balance at September 30, 2003	281,533,738	Rs.	2,815.3	Rs.	11,960.0		—	Rs.	7,382.0	Rs.	3,811.0	Rs.	(28.7)	Rs.	2,176.2	Rs.	28,115.8

Balance at April 1, 2004	282,844,438	Rs.	2,828.4	Rs.	12,527.3	Rs.	125.5	Rs.	9,057.1	Rs.	4,523.7	Rs.	(374.6)	Rs.	2,528.4	Rs.	31,215.8
Shares issued upon exercise of options	3,388,475		33.9		585.3		(125.5)		—		—		—		—		493.7
Dividends, including dividend tax	—		—		—		—		(1,131.3)		—		—		—		(1,131.3)
Advances received pending allotment of shares	—		—		—		64.9		—		—		—		—		64.9
Amortization of deferred stock based compensation	—		—		—		—		—		—		260.3		—		260.3
Transfer to statutory reserve	—		—		—		—		(730.7)		730.7		—		—		—

Sub Total	286,232,913		2,862.3		13,112.6		64.9		7,195.1		5,254.4		(114.3)		2,528.4		30,903.4

Net income	—		—		—		—		3,179.5		—		—		—		3,179.5
Unrealized gains on securities transferred from HTM to AFS, net	—		—		—		—		—		—		—		229.9		229.9
Unrealized loss reclassified to earnings, net	—		—		—		—		—		—		—		(332.0)		(332.0)
Change in unrealized loss on available for sale securities, net	—		—		—		—		—		—		—		(1,525.0)		(1,525.0)

Comprehensive income (loss)	—		—		—		—		3,179.5		—		—		(1,627.1)		1,552.4

Balance at September 30, 2004	286,232,913	Rs.	2,862.3	Rs.	13,112.6	Rs.	64.9	Rs.	10,374.6	Rs.	5,254.4	Rs.	(114.3)	Rs.	901.3	Rs.	32,455.8

Balance at September 30, 2004		US$	62.3	US$	285.6	US$	1.4	US$	226.0	US$	114.5	US$	(2.5)	US$	19.6	US$	706.9

See accompanying notes to financial statements

HDFC Bank Limited
Notes to Condensed Financial Statements

     These condensed financial statements should be read in conjunction with the financial statements of the Bank included in its Form 20-F filed with the Securities and Exchange Commission on September 29, 2004 and F-3 filed with the Securities and Exchange Commission on January 20, 2005. Material events and changes since then are set out below.

1.	Summary of Significant Accounting Policies

a.	Basis of presentation and consolidation

These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). US GAAP differs in certain material respects from accounting principles generally accepted in India, the requirements of India’s Banking Regulations Act and related regulations issued by the Reserve Bank of India (RBI) (collectively Indian GAAP), which form the basis of the statutory general purpose financial statements of the Bank in India. Principal differences insofar as they relate to the Bank include, determination of the allowance for credit losses, classification and valuation of investments, accounting for deferred income taxes, stock based compensation, retirement benefits loan origination fees and affiliates, and the presentation and format of the financial statements and related notes.

b.	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from these estimates. Material estimates included in these financial statements that are susceptible to change include the allowance for credit losses and the valuation of unlisted investments.

c.	Income tax

The Bank estimates its income tax expense for the interim periods based on its best estimate of the expected effective income tax rate for the full year.

d.	Revenue seasonality

Dividend income from preference and equity shares is recognized when declared; a significant portion of such income is recognized in the second half of the fiscal year ending March 31, 2005. In the year ended March 31, 2004, dividend income represented 3.0% of total interest revenue.

e.	Convenience translation

The accompanying financial statements have been expressed in Indian Rupees (“Rs.”), the Bank’s functional currency. For the convenience of the reader, the financial statements as of and for the six months ended September 30, 2004 have been translated into US dollars at US$1.00 = Rs.45.91 based on the noon buying rate for cable transfers on September 30, 2004 as certified for customs purposes by the Federal Reserve Bank of New York. Such translation should not be construed as representation that the rupee amounts have been or could be converted into United States dollars at that or any other rate, or at all.

2. Segment Information

     The Bank operates in three segments: wholesale banking, retail banking and treasury services. Substantially all operations and assets are based in India.

     Summarized segment information for the six months ended September 30, 2003 and 2004 is as follows:

	Six months ended September 30,
	(In millions)
	2003						2004
	Retail banking		Wholesale banking		Treasury services		Retail banking		Wholesale banking		Treasury services
Net interest revenue	Rs.	3,016.6	Rs.	2,212.5	Rs.	775.0	Rs.	4,273.1	Rs.	2,657.2	Rs.	447.3
Allowance for credit losses		561.6		655.9		—		1,137.0		(38.7)		—

Net interest revenue, after allowance for credit losses		2,455.0		1,556.6		775.0		3,136.1		2,695.9		447.3
Non-interest revenue		1,071.5		434.9		992.4		2,711.1		758.4		139.0
Non-interest expense		(2,819.6)		(749.2)		(271.8)		(3,922.5)		(809.5)		(323.6)

Income before income tax	Rs.	706.9	Rs.	1,242.3	Rs.	1,495.6	Rs.	1,924.9	Rs.	2,644.6	Rs.	262.7

Segment average total assets	Rs.	116,255.2	Rs.	183,025.8	Rs.	26,558.9	Rs.	190,697.3	Rs.	201,495.8	Rs.	24,209.1

3. Shareholders’ Equity and Capital Adequacy

     The Bank’s regulatory capital and capital adequacy ratios as measured in accordance with Indian GAAP are as follows:

	As of
	March 31, 2004	September 30, 2004
Capital ratios of the Bank:
Tier 1	8.03%	7.83%
Total capital	11.66%	10.89%
Minimum capital Ratios required by the RBI:
Tier 1	4.50%	4.50%
Total capital	9.00%	9.00%